As Amended May 9, 2003

                         CENTURY CAPITAL MANAGEMENT, LLC

                                 CODE OF ETHICS
                       (including Insider Trading Policy)

         The Century Capital Management Code of Ethics is designed to avoid actual or apparent conflicts of interest between personal transactions and the business of Century Capital Management (the "Adviser"), and to avoid practices that are not consistent with the law or fiduciary responsibilities. This Code of Ethics governs both personal and client investment activities, and requires Adviser personnel to file reports of personal securities transactions.

         The law imposes certain important restrictions on trading practices that are intended to prevent harm to the Adviser's clients and others to whom the Adviser and its personnel owe a duty. Section 2 of this Code describes those restrictions. They include - but are not limited to - a prohibition on trading securities while in possession of material, nonpublic ("inside") information about the issuer of the securities. The Adviser's policy incorporates these legal requirements, so that any violation of the law would also be a violation of our policy.

                           Statement of Fiduciary Duty

         The fiduciary responsibilities of the Adviser and its personnel include: (a) the duty at all times to place the Adviser's clients' interests first, (b) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in a manner that avoids any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility, and (c) the fundamental standard that Adviser personnel should not take inappropriate advantage of their positions.

Section 1. Definitions
----------------------

1.1      Definitions

(a) "Access Person" means any director, officer, or Advisory Person of the Adviser.

(b) "Advisory Person" means (i) any employee of the Adviser (or of any company in a Control relationship to the Adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security1 for any client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Adviser who obtains

-----------------------

1 For purposes of this Code, the term "security" has the meaning set forth in
Section 2(a)(36) of the Investment Company Act of 1940, as amended, and includes any security that is not a "Security," as defined in Section 1.1(n) of this Code.

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                  information concerning recommendations made to the Adviser with regard to the purchase or sale of a security.

(c) "Approval" means the written approval of the Adviser's designated Compliance Officer or, in the absence of such Compliance Officer or should such Compliance Officer be the Access Person seeking Approval, by the Chairman of the Adviser or another member of the Adviser's Investment Committee that the Chairman may designate from time to time, in either case applying the standard that granting such Approval would be consistent with the interests of the Adviser and its clients and the factors listed in Section 3.3(a) below.

(d) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation

(e) "Beneficial Ownership" has the same meaning as in SEC Rule 16a-1(a)(2): generally, a direct or indirect pecuniary interest, including ownership by a person's spouse and other Members of the Family of the person, certain family trusts, and other circumstances in which the person may profit, directly or indirectly, from transactions in the respective securities.

(f)               "Board" shall mean the Adviser's Board of Directors.

(g) "Compliance Officer" means a person designated as the Adviser's Compliance Officer or another person that he or she designates to perform the functions of Compliance Officer when he or she is not available. For purposes of reviewing the Compliance Officer's own transactions and reports under this Code, the functions of the Compliance Officer are performed by the President of the Adviser, or a another member of the Adviser's Investment Committee that the President may designate from time to time.

(h)               "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the Investment Company Act of 1940, as amended.

(i) "Ineligible Security" shall mean a security that is not eligible for purchase or sale by any client of the Adviser.

(j) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(k) "Members of the Family" of a person include (i) the person's spouse or domestic partner (unless they do not live in the same household as the person and the person does not contribute in any way to their support), (ii) the person's children under the age of 18, (iii) the person's children who are 18 or older (unless they do not live in the same household as the person and the person does not contribute in

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                  any way to their support), and (iv) any of the following
                  people who live in the person's household: the person's stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

(l) "Portfolio Manager" shall mean the person(s) responsible for the daily management of a portfolio account for which the Adviser is the investment adviser, and shall include the individual members of any Investment Committee established to manage such account.

(m) "Purchase or sale of a Security" includes, inter alia, the writing or purchase of an option to purchase or sell a Security. A purchase or sale in the public markets shall be deemed to occur on the trade date. A purchase or sale other than in the public markets shall be deemed to occur on the date when the rights of the parties are fixed.

(n) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include shares of registered open-end investment companies (mutual funds), direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, or high quality short term debt instruments, including repurchase agreements.

                  This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as options on securities, on indexes and on currencies, investments in all kinds of limited partnerships, investments in foreign unit trusts and foreign mutual funds, and investments in private investment funds and hedge funds. Unless capitalized, the term "security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended.

(o) "Security held or to be acquired" by a client of the Adviser means any Security which, within the most recent 15 days, (i) is or has been held by such client following purchase by the Adviser for such client, or (ii) is being or has been considered by the Adviser for purchase by a client, and includes any option to purchase or sell, and any security convertible into or exchangeable for, such Security.

(p) "Trustees" means the Trustees of Century Capital Management Trust, a Massachusetts trust whose series, Century Shares Trust and Century Small Cap Select Fund (collectively, the "Funds") are clients of the Adviser.

Section 2.          Prohibited Fraudulent Actions
----------          -----------------------------

2.1      In General

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         No director, officer or employee of the Adviser or any other affiliated person of the Adviser shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by a client of the Adviser:

(a) employ any device, scheme or artifice to defraud such client or the Adviser;

(b) make any untrue statement of a material fact to such client or the Adviser or in connection with any Approval, or omit to state a material fact necessary in order to make the statements made to such client or the Adviser or in connection with any Approval, in light of the circumstances in which they are made, not misleading;

(c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on such client or the Adviser; or

(d) engage in any manipulative practice with respect to such client or the Adviser.

2.2 Prohibition Against Trading While in Possession of Material, Inside Information

         It is against the law and the policy of the Adviser for any employee, officer, or director of the Adviser or any consultant to the Adviser to trade securities, either personally or on behalf of others (whether clients or not), while in possession of material, non-public ("inside") information relating to the issuer of the securities, if use of the information for trading breaches a relationship of trust and confidence. It may also be illegal, and it is a violation of Adviser policy, to communicate such "inside information" to someone else in breach of a duty of trust or confidence.

         These restrictions apply to Members of the Family and others living in the individual's household who become aware of inside information. Adviser personnel are responsible for the compliance of these other people. Appendix A to this Code of Ethics contains a more detailed description of the nature of inside information and these restrictions.

         Chinese Wall:  Without limiting those restrictions:

         (a) A director, officer or employee of the Adviser who serves as a director or executive officer of, or has any other relationship of trust and confidence with, an issuer the securities of which are publicly traded (an "Insider") shall not:

                  (i) disclose any inside information about such issuer or its securities to any other director, officer or employee of the Adviser who has any power or responsibility to make or control transactions in the issuer's publicly-traded securities for the account of any of the Adviser's clients; or

                  (ii) make any transaction in the issuer's securities, either directly or indirectly by causing another person to make the transaction, whether for the account of any client of the Adviser or for the Insider's personal account or otherwise, while in possession of any inside information about such issuer or its securities.

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         (b)      In ordinary circumstances, the Insider should not have primary responsibility for making transactions in such issuer's securities, even when not in possession of inside information.

Section 3. Additional Prohibitions
----------------------------------

3.1      Exempted Transactions

         The prohibitions of Section 3 of this Code (except for the prohibitions of Section 3.3(b) and 3.3(c)) shall not apply to:

         (a) Purchases or sales of Securities effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or control.

         (b)      Purchases or sales of broadly-based traded options or futures.

         (c) Purchases or sales of Securities which are non-volitional on the part of either the Access Person or the client of the Adviser.

         (d) Purchases or sales of Securities as part of an automatic dividend reinvestment plan.

         (e) Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

         (f) Purchases of Securities from the issuer pursuant to a prearranged plan, such as for the payment of directors' fees in the form of Securities; provided that the plan initially received Approval. (g) Transactions in securities of collective investment vehicles and other entities for which the Adviser serves as the investment adviser.

         (h) Transactions in securities by Adviser-sponsored collective investment vehicles and any other persons or accounts for which the Adviser serves as investment adviser as to which such Access Person may be deemed to have Beneficial Ownership.

         (i) Transactions in securities issued by the Adviser or any of its affiliates.

3.2      Prohibited Purchases and Sales

         No Access Person shall purchase or sell, directly or indirectly, any Security (or any closely related security, such as an option or a related convertible or exchangeable security) in which he or she has, or by reason of such transaction acquires any Beneficial Ownership that:

         (a) is being considered for purchase or sale by the Adviser for a client; or

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         (b)      is being purchased or sold by the Adviser for a client or
                  otherwise is the subject of a pending "buy" or "sell" order placed on behalf of the Adviser for a client.

The restrictions of this Section 3.2 shall not apply to any director of the Adviser who is not simultaneously an officer of the Adviser and who had no knowledge at the time of any purchase or sale of a Security that the Security was being considered or being purchased or sold.

3.3      Other Prohibited Personal Activity

         In addition to the prohibitions described in Section 3.2 above:

         (a) Pre-Approval. No Access Person, except a director of the Adviser who is not simultaneously an officer of the Adviser, shall purchase or sell any Security for any account in which an Access Person or a Member of the Family of an Access Person has any Beneficial Ownership without first obtaining Approval for such transaction in such form as the Board or Compliance Officer may prescribe. The standard to be applied in determining whether to grant any such Approval is whether the proposed transaction would be consistent with the interests, first, of the Adviser's clients and, second, of the Adviser, taking into account such factors as (i) the possibility of economic harm to the Adviser's clients from such transaction,
                  (ii) the possibility that the transaction would affect a highly institutional market, and (iii) whether the Securities being purchased or sold are related economically to Securities to be purchased, sold or held by the Adviser's clients.

                  The Compliance Officer may revoke an Approval at any time after it is granted and before the transaction is effected. The Compliance Officer may deny or revoke an Approval for any reason.

         (b) Initial Public Offering. No Access Person or any Member of the Family of an Access Person shall acquire, directly or indirectly, Beneficial Ownership in any security in the Initial Public Offering of such security. Note that the exemptions listed in Section 3.1 do not apply to the restrictions of this Section 3.3(b). This prohibition shall not apply to directors of the Adviser (or their Members of the Family) who are not simultaneously Advisory Persons or officers or employees of the Adviser, unless such person is using for his or her own benefit (or the benefit of anyone other than the client) information about the Adviser's trading or recommendations for client accounts or taking advantage of investment opportunities that would otherwise be available for the Adviser's clients.

         (c) Private Placements. No Access Person and no Member of the Family of an Access Person shall acquire, directly or indirectly, Beneficial Ownership in any security in a private placement; provided, however, that such persons may purchase any such security in a private placement with the prior Approval of the transaction, which will not be provided unless such person provides a signed undertaking to disclose such purchase in the future if and when such person is involved in the Adviser's consideration of an investment in any security of the

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                  issuer on behalf of a client of the Adviser. The term "private placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or
                  Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 of the Securities Act of 1933. Note that the exemptions listed in
                  Section 3.1 do not apply to the restrictions of this Section 3.3(c). This prohibition shall not apply to directors of the Adviser (or their Members of the Family) who are not simultaneously Advisory Persons or officers or employees of the Adviser, unless such person is using for his or her own benefit (or the benefit of anyone other than the client) information about the Adviser's trading or recommendations for client accounts or taking advantage of investment opportunities that would otherwise be available for the Adviser's clients.

         (d) Short-Term Trading. No Access Person or a Member of the Family of an Access Person may purchase and sell, or sell and purchase, a Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 calendar days. If any such transactions occur, the Adviser may require any profits from the transactions to be disgorged to an appropriate client account (or accounts) or for donation by the Adviser to charity, as determined by the Compliance Officer. This prohibition will not apply if the Access Person or the Member of the Family of the Access Person engaging in the transaction must execute the transaction to raise funds to provide for a medical or other unforeseeable emergency. This prohibition shall not apply to directors of the Adviser (or their Members of the Family) who are not simultaneously Advisory Persons or officers or employees of the Adviser, unless such person is using for his or her own benefit (or the benefit of anyone other than the client) information about the Adviser's trading or recommendations for client accounts or taking advantage of investment opportunities that would otherwise be available for the Adviser's clients.

(e) 15-Day Blackout Period. No Portfolio Manager or any Member of the Family of any Portfolio Manager may purchase or sell, directly or indirectly, any Security (or any closely related security, such as an option or a related convertible or exchangeable security) during a period beginning seven days before and ending seven days after the trade date of any purchase or sale of such Security by the Adviser for any client. If any such transactions occur, the Adviser will generally require any profits from the transactions to be disgorged to an appropriate client account (or accounts) or for donation by the Adviser to charity, as determined by the Compliance Officer.

                  Note: It may sometimes happen that a Portfolio Manager determines - within the seven calendar days after the day he or she or any Member of the Family of the Portfolio Manager has purchased or sold for his or her own account a Security that was not, to the Portfolio Manager's knowledge, then under consideration for purchase by any client account - that it would be desirable for client accounts as to which the Portfolio Manager is responsible for making investment recommendations or decisions to purchase or sell the same Security (or a closely related security). In this situation, the Portfolio Manager must put the clients'

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                  interests first, and promptly make the investment
                  recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the seventh day following the day of the transaction for the Portfolio Manager's (or Member of the Family's) own account to avoid conflict with the blackout provision of this Code. The Adviser recognizes that this situation may occur entirely in good faith, and will not require disgorgement of profits in such instances if it appears that the Portfolio Manager acted in good faith and in the best interests of the Adviser's clients.

         (f) Gifts; Service on Board. No Access Person, except a director of the Adviser who is not simultaneously an officer of the
                  Adviser:

                  (i) shall receive any gift or other accommodation of more than de minimus value from any person or entity that does business with or on behalf of the Adviser that might create a conflict of interest with the impartial discharge of such person's responsibilities to the Adviser or its clients or place the recipient or the Adviser in a difficult or embarrassing position; or

                  (ii) shall serve on the Board of Directors of any publicly-traded company unless the Access Person obtains prior written Approval, based upon a determination that the board service would be consistent with the interest of the Adviser.

                  The prohibition of clause (i) above applies equally to gifts to Members of the Family of an Access Person (other than directors of the Adviser who are not simultaneously officers of the Adviser); however, the prohibition of clause (i) does not apply to the receipt of gifts or other accommodations from the Adviser by employees of the Adviser acting in such capacity, and is not intended to prohibit normal business entertainment.

Section 4. Reporting
--------------------

4.1      In General

         Every Access Person shall make the reports to the Adviser described in
Section 4.2 of this Code with respect to (i) the Access Person's Beneficial Ownership of, or transactions in, any Security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership and (ii) certain accounts established by such person; provided, however, that an Access Person shall not be required to make any of such reports with respect to transactions effected for, or Securities held in, any account over which such person does not have any direct or indirect influence or control.

4.2      Required Reports

         (a) Initial Holdings Report. No later than 10 days after becoming an Access Person, he or she shall submit an initial holdings report that shall contain the following information:

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                  (i)      The title, number of shares, and/or principal amount
                           of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

                  (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  (iii) The date that the report is submitted by the Access Person.

         (b) Quarterly Transaction Reports. No later than 10 days after the end of each calendar quarter in which (1) a transaction occurs by which an Access Person acquires or disposes of Beneficial Ownership of any Security (including by gift or inheritance) or (2) an Access Person establishes an account with any broker, dealer, or bank for holding or trading securities of which such person has Beneficial Ownership, he or she shall submit a quarterly transaction report of such transaction and/or account that shall contain the following information:

                  (i) With respect to each such transaction during the calendar quarter:

                           (A) The date of the transaction, the title, the interest rate and maturity date (if applicable), and the principal amount of each Security involved and/or the number of shares;

                           (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                           (C) The price (if any) at which the transaction was effected;

                           (D) The name of the broker, dealer, or bank with or through whom the transaction was effected; and

                           (E) The date that the report is submitted by the Access Person.

                  (ii) With respect to any such account established during the calendar quarter:

                           (A) The name of the broker, dealer, or bank with whom the Access Person established the account;

                           (B)      The date the account was established; and

                           (C) The date that the report is submitted by the Access Person.

         (c) Annual Holdings Report. On or before January 30 of each year, every Access Person shall provide to the Adviser an annual holdings report (which information must be current as of a date no more than 30 days before the report is submitted), which report shall contain the following information:

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                  (i)      The title, number of shares, and/or principal amount
                           of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

                  (ii) The name of any broker, dealer, or bank with whom the Access Person maintains an account in which are held any securities for the direct or indirect benefit of the Access Person; and

                  (iii) The date that the report is submitted by the Access Person.

4.3      Miscellaneous

         (a) Any report required under this Section 4 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any Beneficial Ownership in the Security to which the report relates.

         (b) A report required under Section 4 may be in the form of a copy of the standard brokerage account statement of the affected Access Person, as long as it provides the information described within the time periods required in Section 4.

4.4      Duplicate Confirmation Statements

         If an Access Person (or any Member of the Family of an Access Person) has a securities account with any broker, dealer or bank, the Access Person must provide to the Compliance Officer copies of the transaction confirmation statements and all account statements relating to that account when such statements become available to the Access Person and at least on a quarterly basis.

Section 5. Administration of the Code
-------------------------------------

5.1      Procedures.

         The Adviser's Board of Directors or Compliance Officer may adopt such procedures as they deem necessary or appropriate to implement this Code and applicable legal requirements.

5.2      Review of Reports.

         The Adviser's designated Compliance Officer (or, in the absence of such an Officer or in the case of such Officer's reports, a member of the Adviser's Investment Committee) shall review all reports submitted to the Adviser under
Section 4 and shall bring any material discrepancies or compliance issues to the attention of the President of the Adviser or the Trustees as appropriate.

5.3      Code Violations and Sanctions

         Upon discovering a violation of this Code, any person subject hereto shall report such violation to the Compliance Officer or, in the case of a violation by such person, the President of the Adviser. The Adviser may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension, financial penalties including fines or disgorgement

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of profits realized or losses avoided, or termination of the employment or other service of the violator.

5.4      Annual Compliance Report

         At or before the initial meeting of the Trustees in each fiscal year of the Adviser or at such other time as the Trustees may be agreed to by the Trustees, the Adviser shall furnish to the Trustees, and the Trustees shall consider, a written report that:

         (a) describes any issues arising under this Code or procedures for implementing the Code since the last such report to the Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations;

         (b) describes any significant conflicts of interest with respect to the management of the Funds' affairs that exist at that time, whether or not involving a violation of this Code; and

         (c) certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Section 6. Recordkeeping Requirements
-------------------------------------

6.1      Reports

         The Adviser shall maintain at its principal place of business the following records relating to the Code, and shall make such records available to the SEC at any time and from time to time for reasonable periodic, special or other examination:

         (a) a copy of each code of ethics for the Adviser that is in effect, or at any time within the past five years was in effect, which shall be maintained in an easily accessible place;

         (b) a record of any violation of this Code, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

         (c) a copy of each report required under Section 4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

         (d) a record of all persons, currently or within the past five years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports, which shall be maintained in an easily accessible place; and

         (e) a copy of each report required under Section 5.4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

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6.2      Approvals and Waivers.

         (a) The Compliance Officer has the authority to grant Approvals and written waivers of the provisions of this Code in appropriate instances. However, the Adviser expects that waivers will be granted only in rare instances, and some provisions of the Code that are mandated by SEC rule cannot be waived. The standard to be applied in determining whether to grant any waiver is whether the transaction was consistent with the interests, first, of the Adviser's clients and, second, of the Adviser, taking into account such factors as
                  (i) any economic harm to the Adviser's clients from such transaction, (ii) whether the transaction affected, or would be expected to effect, a highly institutional market, and
                  (iii) whether the securities that were purchased or sold are related economically to securities to be purchased, sold or held by the Adviser's clients.

         (b) The Adviser shall maintain in an easily accessible place a record of any Approval and waiver and the reasons supporting the Approval or waiver for at least five years after the end of the fiscal year in which the Approval or waiver is granted.


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                                   APPENDIX A

                         Prohibition on Insider Trading
                         ------------------------------


CONSEQUENCES OF VIOLATING THIS POLICY

The Law.
--------

         Federal law imposes heavy penalties on those who either buy or sell securities on the basis of material nonpublic ("inside") information about that security or the issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information.

         The SEC has clarified by rule that:

         (i) a purchase or sale of a security of an issuer is "on the basis of" inside information if the person making the purchase or sale was aware of the information when the person made the purchase or sale; i.e., one need not "use" the inside information in order to violate the law; and

         (ii) in addition to the sort of "insider" relationships - such as acting as a director of the issuer -- that impose this obligation, a "duty of trust or confidence" also exists in the following circumstances, among others:

o        Whenever a person agrees to maintain information in confidence;

o Whenever one enters into a relationship the nature of which implies a duty to maintain the information in confidence; and

o Whenever the person communicating the inside information and the person to whom it is communicated have a history, pattern, or practice of sharing confidences, such that the recipient of the information knows or reasonably should know that the person communicating the inside information expects that the recipient will maintain its confidentiality. This may apply to family relationships as well as business relationships.

For example, the Adviser may take on a "duty of trust or confidence" to a company it advises or for which it performs other services. For this purpose, a relationship of "trust and confidence" also exists between the employees, officers, and directors of the Adviser such that any disclosure of inside information among Adviser personnel is made with the expectation that the recipient will not, directly or indirectly, trade in the securities of the issuer as long as such information remains material and non-public.

Potential penalties.
--------------------

         Insider trading violations can result in:

o        Civil penalties ranging from $5,000 to $500,000 per violation;

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o        A criminal fine of up to $1 million (no matter how small the profit);
         and

o        A jail term of up to 10 years

         In addition, the Adviser and any supervisor of an employee who trades with or tips inside information may face:

o        Civil penalties ranging from $5,000 to $500,000 per violation; and

o        A criminal penalty of up to $2.5 million;

if the Adviser and the supervisor(s) fail to take appropriate steps to prevent such trading.

Adviser Sanctions.
------------------

In view of the seriousness of this matter, the Adviser will discipline any person who violates this policy by any appropriate means, including dismissal for cause.

Any of these consequences, and even an investigation that does not result in prosecution, can tarnish your reputation and irreparably damage you and the Adviser.

                         _______________________________

WHAT IS MATERIAL, NON-PUBLIC INFORMATION?

Material.
---------

Information is "material" if a reasonable investor would consider it significant in a decision to buy, hold or sell securities. Put another way, information that could reasonably be expected to affect the price of a security, either positively or negatively, is material.

Common examples of information that will frequently be regarded as material are information relating to: earnings or losses that are significantly higher or lower than generally expected by the investment community; a pending or proposed merger, acquisition, or sale of part of an issuer's business; changes in management; significant new products or technological discoveries; negotiations regarding an important license, services agreement, or joint venture; or impending financial or liquidity problems.

Information about the market for an issuer's securities, such as the existence of a significant order to buy or sell securities, may in some contexts be material. Similarly, prepublication information regarding reports in the financial press may also be deemed material.

Other types of information may also be material; no complete list can be given.

Non-public.
-----------

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Information is "non-public" or "inside information" until it has been made available to investors generally (e.g., through the Dow Jones tape, the wire services, or other media) and the market has had time to digest it.

                         _______________________________

CONTACTS WITH PUBLIC COMPANIES

Contacts with public companies represent an important part of the Adviser's research efforts. The Adviser may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. However, difficult legal issues arise when, in the course of these contacts, a Adviser employee or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if an issuer's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. Information about a pending tender offer raises particular concerns, in part because such activity often produces extraordinary movements in the target company's securities and in part because the SEC has a rule expressly prohibiting trading and "tipping" while in possession of material, nonpublic information regarding a tender offer.

HIGH-RISK TRADING ACTIVITIES

Certain high-risk trading activities that may be used in the management of a personal trading portfolio are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out a transaction may become prohibited while the transaction is pending. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Officers, directors and employees of the Adviser should understand that short sales and trading in derivative instruments involve special risks. For example, if the Adviser or such individual becomes aware of material, nonpublic information about the issuer of the underlying securities, the Adviser may prohibit the individual from completing the transaction, and the individual may find him or herself "frozen" in a position in a derivative security. The Adviser will not bear any losses resulting in personal accounts through the implementation of this Code of Ethics.

RESTRICTIONS ON DISCLOSURES

Officer, directors and employees of the Adviser shall not disclose any nonpublic information (whether or not it is material) relating to the Adviser or its clients or portfolio companies, or the securities transactions of any of them, to any person outside the Adviser unless such disclosure has been authorized by the Adviser. Material, nonpublic information may not be communicated to anyone, including persons within the Adviser, except as provided above. Inside information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

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PROCEDURES TO IMPLEMENT THIS POLICY STATEMENT

In any situation of the type described above, the Adviser must make its own judgment as to its further conduct. To protect yourself, your clients, and the Adviser, you should contact the President or Compliance Officer of the Adviser immediately if you believe that you may have received material, nonpublic information. In addition, the reporting and other specific procedures of the Code of Ethics are intended to assist the Adviser in preventing illegal insider trading.

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